Exhibit 99.3

SAFEGUARD SCIENTIFICS HIRes EVERCORE

AS ITS FINANCIAL ADVISOR IN FURTHERANCE OF ITS STRATEGIC PLAN

The Company also announced its intentions regarding return of capital matters

Radnor, PA, February 19, 2019 — Safeguard Scientifics, Inc. (NYSE:SFE) (Safeguard or the Company) today announced that it has hired Evercore as its financial advisor as it continues to pursue its previously announced strategy to monetize its portfolio of partner company interests in a fashion which maximizes the return of capital and shareholder value. Evercore will assist the Company’s Board of Directors and management in the evaluation and exploration of potential strategic opportunities and alternatives as well as the return of capital alternatives available to the Company as it monetizes its portfolio of partner companies, including exploration of various initiatives such as the sale of individual partner companies, the sale of Safeguard’s partner company interests in secondary market transactions, the sale of groups of partner company interests, a combination thereof, or the sale of the entire company. The engagement of Evercore to assist the Board at this time is consistent with the Company’s previously announced strategy of maximizing and monetizing the overall value of its partner company holdings and returning the proceeds to shareholders as soon as possible.

Robert J. Rosenthal Ph.D., Chairman of the Safeguard Board, said, “The Board and management team believes this is an opportune time to formally engage a financial advisor to assist us as we continue to explore and evaluate alternatives for maximizing value for Safeguard’s shareholders. We are fully committed to this process and will take actions that are in the best interest of the Company and its shareholders.”

Safeguard also announced its intentions regarding the return of capital to shareholders as it executes against its strategy. The Company intends to satisfy its remaining debt obligations as soon as it has sufficient available liquidity to do so. Once its debt obligations are satisfied, the Company will be in a position to begin returning capital utilizing a combination of alternative methods of share repurchases, as practicable, and direct distributions, as proceeds from monetizations are available to do so. The Company emphasized that, as it makes specific decisions in this regard as its partner company assets are monetized, it will take into account the potential tax implications to its shareholders.

In January 2018, Safeguard began to implement its new business strategy designed to increase shareholder value. Under the new strategy, Safeguard ceased deploying capital into new partner companies while remaining focused on managing and financially supporting its existing partner companies, with the goal of pursuing monetization opportunities and maximizing the value returned to its shareholders.

“Since the implementation of this strategy, we have generated over $120 million in cash proceeds from monetization of certain of our partner company interests; we have significantly reduced our cost structure; we have significantly reduced our debt balances; and we have continued to grow and mature our remaining partner companies,” said Brian J. Sisko, Safeguard President and CEO. “The Safeguard team remains committed to supporting our maturing portfolio, maximizing the overall value of our partner company holdings and monetizing such holdings to return the value to our shareholders as soon as possible,” Mr. Sisko reiterated.

There can be no assurance the Company will complete any specific action or transaction. The Company does not intend to disclose ongoing developments or comment further regarding its pursuit of strategic alternatives or the return of capital to shareholders until such time as its Board of Directors has determined further disclosure is appropriate or required.

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About Safeguard Scientifics

Historically, Safeguard Scientifics (NYSE:SFE) has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. For more information, please visit www.safeguard.com.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Safeguard’s efforts to execute on and implement its strategy of maximizing and monetizing the overall value of its partner company holdings and returning the proceeds to shareholders as soon as possible. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the monetization of our partner companies for maximum value or at all and to return capital to our shareholders, the fact that our partner companies may vary from period to period, challenges to achieving liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our partner companies, including the fact that most of our partner companies have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

SAFEGUARD CONTACT:

John E. Shave III, IRC

Senior Vice President, Investor Relations and Corporate Communications

(610) 975-4952

jshave@safeguard.com

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